Exhibit 10.18

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made this 7 day of July, 2023 (the “Effective Date”), by and between GameSquare Holdings Inc. (f/k/a Engine Gaming and Media, Inc.) (the “Employer” or “Company”), an entity incorporated under the Business Corporations Act (British Columbia) (the “Act”), and Justin Paul Kenna, an individual (the “Executive”). Company and Executive are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Executive was employed as the Chief Executive Officer of Gaming Community Network (GCN), Inc. (“GCN”) and its corporate parent, GameSquare Esports Inc. (“GameSquare”), pursuant to an employment agreement dated June 22, 2021, by and between the Executive and GCN (the “Original Agreement”),

AND WHEREAS, on April 11, 2023, the Company acquired all of the issued and outstanding shares of GameSquare by way of an all-share transaction pursuant to a plan of arrangement under the Act (the “Transaction”),

AND WHEREAS, as a result of the Transaction, the Company was restructured, resulting in the Executive joining the Company as Chief Executive Officer,

AND WHEREAS, the Company desires to retain the benefits of Executive’s experience and abilities from and after the Effective Date, and Executive desires to accept such employment in strict accordance with the terms and conditions of this Agreement,

AND WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement setting forth in writing the revised terms and conditions of their agreements and understandings.

NOW THEREFORE in consideration of the Consideration and premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the Company and the Executive hereby completely amend and restate the Original Agreement as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Agreement” — this Employment Agreement, including the Schedules and Exhibits, if any, attached hereto, as amended from time to time.

“Board of Directors” — the board of directors of the Company.

“Change of Control” — means:

(a) A successful “take-over bid” (as defined in the Securities Act (British Columbia), as amended, or any successor legislation thereto) pursuant to which the “offeror” beneficially owns in excess of 50% of the issued and outstanding common shares of the Company;

(b) The issuance to or acquisition by any person, or group of persons acting jointly or in concert, directly or indirectly, including through an arrangement or other form of reorganization, of common shares of the Company which in the aggregate total 50% or more of the then issued and outstanding common shares of the Company;

(c) An arrangement, merger or other form of reorganization of the Company where the holder of the outstanding voting securities or interests of the Company immediately prior to the completion of the reorganization will hold 50% or less of the outstanding voting securities or interests of the continuing entity upon completion of the arrangement, merger or reorganization; the sale of all or substantially all of the assets of the Company; or

(d) The liquidation, winding-up or dissolution of the Company.

“Confidential Information” — any and all:

(a) trade secrets concerning the business and affairs of the Company (including all subsidiaries), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and all other information not known to the public or industry related to the operations or business of the Company; and

(b) proprietary information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, which is not known to the public or industry; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for Employer containing or based, in whole or in part, on any information included in the foregoing.

“Effective Date” — the date stated in the first paragraph of the Agreement.

“Employer” or “Company” — defined as GameSquare Holdings Inc. (f/k/a Engine Gaming and Media, Inc.).

“Executive Invention” — any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registrable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed publicly to be conducted by Employer, and any such item created by Executive, either solely or in conjunction with others, following termination of Executive’s employment with Employer, that is based upon or uses Confidential Information. The term “Executive Invention” includes but is not limited to the inventions, techniques, and specially commissioned works described in Schedule 5.2(b).

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“Employment Period” — the term of Executive’s employment under this Agreement.

“Fiscal Year” — Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” — as defined in Section 5.2(a)(iv).

“Salary” — as defined in Section 3.1(a).

2.	EMPLOYMENT TERMS AND DUTIES

Employer hereby employs Executive, and Executive hereby accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

2.1	TERM

Subject to the provisions of Section 4, the term of Executive’s employment under this Agreement will be three (3) years (the “Initial Term”), beginning on the Effective Date and ending on the third anniversary of the Effective Date. Subject to the provisions of Sections 3 and 4 below, this Agreement shall be automatically renewed for subsequent periods of one (1) (each a “Renewal Term”) year unless either party provides written notice at least one hundred twenty (120) days prior to the expiration of the current period of its intention not to renew the Agreement. The Initial Term, together with all Renewal Terms, are collectively referred to as the “Employment Period”.

2.2	DUTIES

Subject to the terms set forth herein, the Executive will serve as Chief Executive Officer of the Company and shall have the ordinary and customary duties attendant with such title. The Executive will report to the Board of Directors and the Executive shall serve in an executive capacity and shall perform such duties and shall devote all of the Executive’s business time, attention and ability during normal corporate business hours to the discharge of the duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in the Board of Directors, such duties to be consistent with his position. Compensation for Executive’s services for the Company is included in the compensation set forth in this Agreement. Executive may not be employed by any other business, it being the intent of the Parties that Executive will be fully engaged in the Business as his only business pursuit other than (i) passive, personal investment management of other assets, or (ii) devoting reasonable time and energies to charitable and civic activities; provided such activities described in clauses (i)–(ii) above do not, individually or in the aggregate, interfere in any material respect with the performance of Executive’s duties and obligations to Company.

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2.3	COMPLIANCE WITH COMPANY POLICIES

Executive agrees to comply with and be subject to all of Company’s policies and procedures of which he has been provided copies, including reasonable amendments to such policies and procedures adopted by Company of which he has been given copies.

2.4	LOCATION

During the Employment Period, the Executive shall render his services in Frisco, Texas, or such other place as mutually agreed upon with the Company.

3.	EMPLOYMENT COMPENSATION

3.1	COMPENSATION PACKAGE

Executive’s compensation and any and all other rights of Executive under this Agreement are included in the following compensation package (the “Compensation Package”). This Compensation Package shall contain certain financial terms outlined in Schedule A and conditions addressed below (salary, health care, Company benefits and life and disability insurance, etc.).

(a) Salary. Executive will be paid an annual base salary at the rate set forth in Schedule A, subject to adjustments as provided below (the “Salary”), payable in the same manner and on the same payroll schedule in which the Company’s employees receive payment. The Salary will be reviewed by the Company’s Compensation Committee not less frequently than annually and may be adjusted upward from time to time by the Company’s Compensation Committee commensurate with Executive’s performance and duties.

(b) Annual Performance Bonus. The Executive will be entitled to participate in any Company bonus plan that is in effect from time to time. The Board of Directors will establish certain performance measures each fiscal year or calendar year, as may be determined by the Board of Directors, that the Executive will need to achieve and payment will be subject to approval by the Board of Directors.

(c) Executive Incentive Plans. Executive will be entitled to participate in such other equity, bonus and incentive plans as are generally made available to the Company’s other executives, subject to the approval by the Board of Directors.

(d) Benefits. During the Employment Period, the Executive shall be entitled to the following benefits, programs and arrangements of the Employer in effect during the Employment Period which are generally available to the executive employees of the Employer, subject to and on a basis consistent with terms, conditions and overall administration of such plans, programs and arrangements:

(i) Insurance. Executive shall be entitled to participate in all fringe benefit programs, including health insurance, vision insurance, dental insurance, life insurance, accident insurance and short and long term disability insurance, as well as any other similar insurance programs offered by Employer to individuals employed in executive positions (collectively, the “Executive Benefit Plans”). It is specifically acknowledged by the Parties that the premiums for the family health and medical insurance to be provided to Executive shall be paid for in full by the Employer, unless otherwise provided in the Company’s cafeteria plan, if applicable. Employer reserves the right to amend or terminate any Executive Benefit Plans at any time in its sole discretion, subject to the terms of such Executive Benefit Plan and applicable law.

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(ii) Business Expenses. The Employer shall reimburse the Executive, or provide him with a Company credit card, for the reasonable amount of hotel, travel, entertainment and other expenses necessarily incurred by the Executive in the discharge of his duties for the Employer, subject to the Company’s expense reimbursement policies.

(iii) Indemnification; Insurance Against Liability. Employer will indemnify, save harmless, and defend Executive, and all of Executive’s heirs and assigns, (collectively “indemnified parties”) from and against any and all claims, damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative) and expenses (including but not limited to reasonable attorneys’ fees and costs) (collectively, “Losses”) arising out of, resulting from, or relating to the services Executive provides under this Agreement, including, without limitation, any claims from or by third parties to the extent permitted by applicable law of the state of incorporation of Employer and Employer’s organizational documents; provided that if it is determined by a non-appealable judicial ruling that Executive committed any criminal or unlawful acts, Employer will be entitled to recover from Executive all costs, fees and expenses relating to Losses directly resulting from Executive’s criminal or unlawful acts. Such claims shall include, but shall not be limited to, claims based upon trademark, service mark, trade name, copyright and patent infringement, trademark dilution, tortious interference with contract or prospective business relations, unfair competition, defamation or injury to reputation, or other injuries or damage to business. In addition, the Employer shall promptly pay in advance of final disposition of any action, suit or proceeding all reasonable expenses incurred by the Executive in connection with any matter as to which it could reasonably be expected to be entitled to indemnification hereunder. The Executive hereby undertakes and agrees to repay to the Employer any advances made pursuant to this Section 3.l(d)(iii) if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts. The Agreement shall not affect any indemnification or other rights and benefits afforded to the Executive by the Employer’s certificate of incorporation or by-laws. The Employer shall secure an officer’s and director’s liability insurance policy for the Executive designed to insulate and protect the Executive from personal liability for claims arising against him through the proper execution of his duties for the Employer.

(iv) Visa Fees. Employer shall be responsible for payment of required legal fees, government filing fees, and expenses associated with Executive’s work visa.

(v) Ancillary Benefits. Employer shall provide Executive with an auto allowance (equal to $500 per month) and reimburse Executive for mobile phone plan use. Furthermore, Employer will also provide Executive, his spouse and children membership in the Cowboys Fit Health Club (the items described in this paragraph collectively, the “Ancillary Benefits”).

4.	TERMINATION

(a) This Agreement may be terminated by either Party at any time, but if so terminated for any of the reasons below, the appropriate provisions of subsection (b) of this Section 4 shall apply.

(i) Mutual written agreement between the Executive and the Company at any time;

(ii) Executive’s death;

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(iii) Executive’s disability which renders Executive unable to perform the essential functions of his job even with reasonable accommodation;

(iv) By non-renewal of the existing agreement per section 2.1;

(v) By Company For Cause. For Cause shall mean a termination by the Company because of any one of the following events:

(A)	Executive’s breach of fiduciary duty to the Company;

(B)	Any wrongful act or omission by Executive which causes material injury to the Company, including material injury to the business reputation of the Company;

(C)	Executive’s fraud;

(D)	Executive’s material misconduct involving objectively demonstrable dishonesty;

(E)	Executive’s refusal to abide by the published policies, procedures, and rules of the Company; or

(F)	Executive’s indictment for, conviction of, or entry of a plea of guilty or no contest to, (1) a felony, or (2) crime involving moral turpitude;

(vi) Executive’s Resignation Without “Good Reason”. “Good Reason” shall mean any circumstance in which Executive can establish all four subparts:

(A)	when the Company, without Executive’s written consent does one or more of the following: (1) reduces Executive’s total compensation by more than 10%; (2) materially diminishes the Executive’s title, duties, or level of authority or responsibilities (for avoidance of doubt, in the case where the Company remains a separate and independent operating entity, title change is permissible as long as the position has an equivalent level of authority or responsibility); (3) relocates Executive’s principal workplace by more than 30 miles from Frisco, Texas, without mutual agreement; or (4) enters into a Change of Control and thereafter the Company (or any successor) provides Executive with employee benefits that are materially less than those provided to Executive as of the date hereof,

(B)	Executive provides written notice to the Company of any such action within sixty (60) days of the date on which such action and provides the Company with thirty (30) days to remedy such action (the “Cure Period”); (C) the Company fails to remedy such action within the Cure Period; and (D) Executive resigns within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any insubstantial action that (1) is not taken in bad faith, and (2) is remedied by the Company or, as applicable, the Company within the Cure Period.

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(vii) Executive’s resignation with Good Reason; or

(viii) By Company Without Cause. “Without Cause” shall mean any termination of employment by the Company which is not defined in subsections (i) through (vi) above.

(b) Company’s Post-Termination Obligations

(i) If this Agreement terminates for any of the reasons set forth in Sections 4(a)(v) through 4(a)(vi) above, then the Company will pay Executive all accrued but unpaid wages, based on Executive’s then current Salary, through the termination date. All of Executive’s Company equity awards, including any awards held by Executive through a Company subsidiary (collectively, the “Company Equity Awards”), that are unvested at the time of termination shall forfeit.

(ii) If this Agreement terminates for any of the reasons set forth in Sections 4(a)(vii) or (viii), other than upon a Change of Control fitting the description set forth in subsection (D)(ii) below, then the Company will pay Executive: (A) all accrued but unpaid wages through the termination date, based on Executive’s then current Salary, (B) separation pay equal to twelve (12) months of Executive’s then current Salary, divided and paid in separate equal monthly installments over a period of twelve (12) months, and (C) an amount sufficient to cover the COBRA premiums necessary for Executive to continue family coverage under the Company’s group health plan for the twelve (12) month period immediately following Executive’s termination date; provided, that the Executive is then eligible to continue participation under the Company’s group health plan pursuant to a timely made COBRA election made by Executive to continue such coverage; provided further, that, the Company shall not be required to make more than the maximum number of payments allowed under COBRA, (D) (i) In the event this Agreement is terminated Without Cause or for Good Reason: Pro-rata vesting will apply to all of Executive’s outstanding Company Equity Awards through the end of the 12-month severance period, provided that any equity awards with performance conditions will be prorated for active employment, with final payment to be made consistent with the terms of the performance plan and the value to be adjusted for actual performance, (ii) In the event there is a Change of Control and, within twelve (12) months thereafter, this Agreement is terminated Without Cause or for Good Reason: (a) Accelerated vesting will apply to all of Executive’s outstanding Company Equity Awards, including that performance based awards to vest 100%, although final payout to be made in line with the terms of the performance plan design and (b) Executive will be entitled to twenty-four (24) months of the benefits set forth in subsections (A) and (B) above and eighteen (18) months of the benefits set forth in subsection (C) above in lieu of the twelve (12) month payments described therein; (E) Payments due under subsections 4(b)(ii)(B) and (C) are collectively referred to as the “Separation Payment”. Each installment of the Separation Payment shall be paid on the first business day of each month for the applicable number of months specified above, beginning with the first such date that is at least thirty (30) days after the date of Executive’s termination.

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(c) Compliance with Section 409A

(i) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company). Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(ii) “Distribution” on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s services hereunder shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii) 6 Month Delay for Specified Executive.

(A)	If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B)	For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 4l4(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv) No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

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(v) Exception for Separation Payments. To the extent that the payment of any portion of the Severance Payment constitutes “nonqualified deferred compensation” for purposes of Section 409A, such portion of the Severance Payment shall be paid no later than March 15 of the year immediately following the year of the Executive’s termination and in accordance with the Company’s standard payroll schedule and practices.

(vi) Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vii) Taxable Reimbursements and In-Kind Benefits.

(A)	Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B)	The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive (except for any life-term or other aggregate limitation applicable to medical expenses).

(C)	The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

5.	NON-DISCLOSURE COVENANT; EXECUTIVE INVENTIONS

5.1	ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that (a) during the Employment Period, and as a part of his employment, Executive will be afforded access to Confidential Information and goodwill; (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Executive possesses substantial technical and business expertise and skill with respect to the Company’s business, Employer desires to obtain exclusive ownership of each Executive Invention, Executive trade secrets, and the Parties agree that Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Executive Invention; (d) Employer has required that Executive make the covenants in this Section 5 as a condition of Executive’s employment with the Company; and (e) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Executive Inventions.

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5.2	AGREEMENTS OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to Executive by Employer under this Agreement, Executive covenants as follows:

(a) Confidentiality

(i) During and following the Employment Period, Executive will hold in confidence all Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of the Company will be entitled to all of the protections and benefits under applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive.

(iv) Executive will not remove from Employer’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of Employer during the Employment Period, Executive will immediately return to Employer all of the Proprietary Items in Executive’s possession or subject to Executive’s control, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(v) Post-Employment. Executive’s obligations under this section continue after his employment with the Company ends; provided that Executive’s post-employment obligations contained herein with respect to Confidential Information shall not apply if and to the extent Executive demonstrates that: (i) the same information was in Executive’s possession prior to Executive’s employment by the Company; (ii) the same information is or becomes generally available to the public and such public availability is not the result, directly or indirectly, of any fault of, or improper taking, use or disclosure by, Executive or anyone working in concert or participation with Executive; or (iii) Executive obtains the information properly, from a source that was free to disclose it, and under circumstances such that Executive neither knew nor had reason to know that such information had been acquired, used or disclosed improperly.

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(vi) Defend Trade Secrets Act. Executive shall not be held criminally or civilly liable under any U.S. Federal or State trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a U.S. Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit against the Company for retaliation by the Company for reporting by Executive of a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b).

(b) Executive Inventions. Each Executive Invention will belong exclusively to Employer. The Executive acknowledges that all of Executive’s writing, works of authorship, specially commissioned works listed in Schedule 5.2(b), and other Executive Inventions are works made for hire and the property of Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Executive hereby assigns to Employer all of Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Executive Inventions. The Executive covenants that he will promptly:

(i) disclose to Employer in writing any Executive Invention;

(ii) assign to Employer or to a party designated by Employer, at Employer’s request and without additional compensation, all of Executive’s rights to Executive Inventions for the United States and all foreign jurisdictions;

(iii) execute and deliver to Employer such applications, assignments, and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other assistance but without expense to Executive in support of Employer’s rights to any Executive Invention.

6.	NON-COMPETITION AND NON-INTERFERENCE

6.1	ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual in character; (b) that Executive utilizes Company’s Confidential Information (including trade secrets) and goodwill in the performance of his duties under this Agreement; (c) Employer competes with other businesses in the digital content management for local broadcaster space; and (d) the provisions of this Section 6 are reasonable and necessary to protect Employer’s business and will not result in any undue hardship to Executive.

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6.2	PROTECTIVE COVENANTS OF THE EXECUTIVE

In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by Company, Executive covenants that he will not, directly or indirectly:

(a) during the Employment Period and for a period of one (1) year after termination of the Agreement engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, any esports business whose products or activities directly compete in whole or in material part with the products or activities of the Company in the esports field;

(b) whether for Executive’s own account or for the account of any other person, at any time during the Employment Period and for one (1) year following termination of the Agreement, solicit business of the same or similar type being carried on by the Company, from any person known by Executive to have been a customer, client, prime contractor, subcontractor or strategic partner of the Company during the Employment Period, where the Executive had personal contact with such person or entity, or learned of such person or entity, during and by reason of Executive’s employment with the Company and the revenue derived by the Company from such person or entity during the last twelve months of the Employment Period was in excess of US$50,000;

(c) whether for Executive’s own account or the account of any other person (i) at any time during the Employment Period and for one (1) year following termination of the Agreement, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee or contractor of the Company at any time during the Employment Period or in any manner induce or attempt to induce any employee or contractor of Employer to terminate his employment or consultancy with the Company; or (ii) at any time during the Employment Period and for two (2) years following termination of the Agreement, interfere with the Company’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor (prime or sub-), supplier, or customer of the Company; or

(d) at any time during or after the Employment Period, disparage the Company or any of its shareholders, directors, officers, employees, or agents.

Executive acknowledges and agrees: (a) that if a court of competent jurisdiction subsequently determines that any of such covenant in this Section 6.2, or any part thereof, is invalid or unenforceable, the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions; and (b) if any court determines that any of the covenants in this Section 6.2, or any part thereof, is invalid or unenforceable because of the duration or scope of such provision, such court shall have the power to reduce, modify, or reformation the duration or scope of such provision to the fullest extent provided by law, as the case may be, and, in its reduced, modified or reformed form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

If Executive violates one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day Executive violates it, up to a maximum extension equal to the length of time originally prescribed for the restriction, so as to give Company the full benefit of the bargained-for length of forbearance.

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7.	GENERAL PROVISIONS

7.1	INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 5 and 6) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights they may have, to seek injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section 7 or any other of their remedies, if Executive breaches any of the provisions of Section 5 or 6, the Company will have the right to cease making any payments otherwise due to Executive under this Agreement until such breach has been remedied or cured. Any and all of Company’s remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

7.2	ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by Executive in Sections 5 and 6 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, Employer would not have entered into this Agreement or employed the Executive. Employer and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer.

The Executive’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by Executive against Employer under this Agreement or otherwise or against Employer will not excuse Executive’s breach of any covenant in Section 5 or 6.

If Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 5 and 6.

7.3	REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

Executive represents and warrants to Employer that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Company; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

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7.4	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.5	BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon (without any further action by Executive required), the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated.

7.6	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers or to such other addresses and facsimile numbers as a party may designate by notice to the other parties.

7.7	ENTIRE AGREEMENT; AMENDMENTS

This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties hereto regarding the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the Parties hereto.

7.8	CHOICE OF LAW; FORUM; LEGAL FEES

This Agreement shall be construed according to the laws of the United States of America and the State of Texas, without regard to its conflicts of laws principles. Both Parties hereby expressly consent to the personal jurisdiction of the State and Federal Courts located in Collin County, Texas in any legal action filed by either party arising from or related to this Agreement. In any legal action brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the cost of such action, including reasonable attorneys’ fees.

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7.9	SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.10	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.12	TAXES

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

7.13	RIGHT TO CONSULT WITH COUNSEL; NO DRAFTING PARTY

The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

7.14	DAMAGES

Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

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7.15	WAIVER OF JURY TRIAL

THE EXECUTIVE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT THE EXECUTIVE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT, DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.16	THIRD PARTY BENEFICIARIES

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Employee. The Company may sell, assign, and transfer all of its right, title and interests in this Agreement without the prior consent of Employee, whether by operation of law or otherwise, in which case this Agreement shall remain in full force after such sale, assignment or other transfer and may be enforced by (a) any successor, assignee or transferee of all or any part of the Company’s business as fully and completely as it could be enforced by the Company if no such sale, assignment or transfer had occurred, and (b) the Company in the case of any sale, assignment or other transfer of a part, but not all, of the business. Employee’s duties and obligations under this Agreement shall survive the termination of Employee’s employment with the Company and shall, likewise, continue to apply and be valid notwithstanding any change in Employee’s duties, compensation, responsibilities, position or title and/or the assignment of this Agreement by the Company.

[Signature Page Follows].

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

GAMESQUARE HOLDINGS INC. (f/k/a ENGINE GAMING AND MEDIA, INC.)

By:	/s/ Michael Munoz
Name:	Michael Munoz
Title:	Chief Financial Officer

Accented and Agreed:

/s/ Justin Kenna
Justin Paul Kenna

Gaming Community Network (GCN), Inc.

By:	/s/ John Wilk
Name:	John Wilk
Title:	General Counsel

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SCHEDULE A COMPENSATION TERMS

The following schedule outlines the compensation opportunities for the Executive as defined in Article 3 of the Agreement. This schedule forms part of the entire Agreement.

Employment Agreement Compensation Terms

3.1 (a) Base Salary	US$600,000 per year
3.1 (b) Annual Performance Bonus	Executive will be entitled to participate in any Company bonus plan that is in effect from time to time, with performance measures and bonus amounts to be established by the Board of Directors.

Subject to approval by the Board of Directors (and, thereafter, with modifications only made upon mutual agreement by Executive and the Board of Directors, in writing) on the date the Company files its combined financial statements (the “Combined Financials”) which include the calendar year ended December 31, 2023 (“Calendar Year 2023”), Executive shall be eligible to receive a bonus in the amount of up to US$400,000, based on the achievement of performance metrics set forth below:

a)	US$50,000 if the Combined Financials, as calculated in accordance with U.S. GAAP, for the Calendar Year 2023, report gross revenue exceeding the current guidance of $80,000,000;

b)	US$50,000 if the Combined Financials, as calculated in accordance with U.S. GAAP, for the Calendar Year 2023, report gross revenue exceeding $85,000,000;

c)	US$50,000 if the Combined Financials, as calculated in accordance with U.S. GAAP, for the Calendar Year 2023, report gross revenue exceeding $90,000,000;

d)	US$50,000 if the Combined Financials, as calculated in accordance with U.S. GAAP, for the Calendar Year 2023, report gross revenue exceeding $95,000,000;

e)	US$100,000 if the Combined Financials, as calculated in accordance with U.S. GAAP, for the Calendar Year 2023, report gross revenue exceeding $100,000,000; and

f)	US$100,000 if the Combined Financials, as calculated in accordance with U.S. GAAP, for the Calendar Year 2023, report a positive Adjusted EBITDA in any quarter during Calendar Year 2023.

The Board of Directors shall establish performance metrics for Executive’s discretionary bonus for the period from January 1, 2024 to December 31, 2024 on or before the last day of Calendar Year 2023.

3.1 (c) Executive Incentive Plans	Executive will be eligible to participate in the Company’s long term and other equity incentive plans generally made available to the Company’s executives (Stock Options, RSUs, DSUs).

Subject to approval from the Board of Directors, Executive shall be eligible to receive:

(i)	a one-time grant of 495,720 restricted share units on or about the Effective Date, which shall not vest before the date that is one year following the grant date,

(ii)	an annual discretionary grant of restricted share units, as determined by the sole and absolute discretion of the Board of Directors, which shall not vest before the date that is one year following the grant date, and

(ii)	a grant of 150,000 stock options per year during the course of the Agreement, to be awarded at the applicable market price at the time of execution of each such grant. Such grants shall be subject to the terms set forth in their applicable award agreement.

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